Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2008 Results

LOUISVILLE, Ky (April 28, 2008) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 25, 2008.

	First Quarter
($000’s)	2008	2007	% Change

Total revenue	211,213	178,337	18
Income from operations	20,700	19,700	5
Net income	12,913	12,296	5
Diluted EPS	$0.17	$0.16	5

Highlights for the quarter:

•                  Comparable restaurant sales decreased 1.2% at company restaurants and 2.8% at franchise restaurants;

•                  Six company restaurants opened, while one company restaurant was closed;

•                  Restaurant operating costs, as a percentage of restaurant sales, increased 97 basis points primarily as a result of higher food and labor costs;

•                  The Company repurchased 529,900 shares of its Class A common stock for a total purchase price of $4.9 million.  As of the end of the first quarter, $20.1 million worth of Class A common stock remains authorized for repurchase; and

•                  Diluted earnings per share, which included a negative $0.006 per share impact relating to costs associated with the closing of one under-performing restaurant, increased 5% to $0.17 from $0.16 in the prior year period.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased with our first quarter results, which were in-line with our plan.  Our operators have responded very well to the challenges we face and continue doing the right things for the long-term success of the business.  While we have experienced some modest easing of cost pressures over the past few months, inflation and consumer spending remain uncertain.  That said, we remain focused on delivering a legendary dining experience to each and every guest and realize that this basic fundamental is the key to success in any environment.  As we look to the remainder of 2008, we believe we are on track to deliver 5-15% diluted earnings per share growth.”

Franchise Acquisitions

As previously announced, effective as of the first day of the Company’s second quarter of fiscal 2008, the Company acquired three franchise restaurants.  The aggregate purchase price for the restaurants, which included two in Missouri and one in Kentucky, was approximately $8.7 million.  The purchase price was paid in cash, funded through borrowings under the Company’s credit facility.  On a 12-month basis, the acquisitions are expected to add approximately $13.0 million of net revenue and approximately $0.005 per diluted share to earnings, excluding an estimated $35,000 after-tax acquisition-related charge to be recorded during the second quarter of fiscal 2008.

Outlook for 2008

The Company reported that comparable restaurant sales for the first four weeks of the second quarter of fiscal 2008 were approximately flat compared to the same period of the prior year.

The Company is currently estimating diluted earnings per share growth of 5-15% for fiscal 2008.  This includes an estimated $0.01 to $0.02 positive per share impact resulting from the addition of the 53rd week in the fiscal year.  As such, the fourth quarter of fiscal 2008 will contain 14 weeks versus 13 weeks in fiscal 2007.

This estimate is based, in part, on the following assumptions:

•                       New company-owned restaurant openings of approximately 30; and

•                       Comparable restaurant sales growth of flat to 1.0%.

Conference Call

The Company is hosting a conference call today, April 28, 2008, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 289-0730. A replay of the call will be available until February 26, 2008.  To access the replay, please dial (888) 203-1112, and use 7351424 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 293 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2008, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2008, the sales at these and our other company-owned and franchise restaurants, our ability to control restaurant operating costs, our ability to integrate the franchise restaurants which we have acquired, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

# # #

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 25, 2008	March 27, 2007

Revenue:
Restaurant sales	$208,601	$175,444
Franchise royalties and fees	2,612	2,893

Total revenue	211,213	178,337

Costs and expenses:
Restaurant operating costs:
Cost of sales	73,586	61,096
Labor	58,442	48,297
Rent	3,289	2,785
Other operating	33,250	27,893
Pre-opening	2,826	3,584
Depreciation and amortization	8,546	6,645
Impairment and closure	703	—
General and administrative	9,871	8,337

Total costs and expenses	190,513	158,637

Income from operations	20,700	19,700

Interest expense, net	642	236
Minority interest	261	289
Equity income from investments in unconsolidated affiliates	69	97

Income before taxes	19,866	19,272
Provision for income taxes	6,953	6,976

Net income	$12,913	$12,296

Net income per common share:
Basic	$0.17	$0.17
Diluted	$0.17	$0.16

Weighted average shares outstanding:
Basic	74,744	74,327
Diluted	76,443	76,726

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 25, 2008	March 27, 2007

Cash	$18,173	$14,550
Other current assets	22,493	19,103
Property and equipment, net	406,143	323,072
Goodwill	101,674	86,649
Intangible asset, net	8,239	4,791
Other assets	3,894	2,719

Total assets	$560,616	$450,884

Current maturities of long-term debt and obligations under capital leases	$309	$459
Other current liabilities	82,876	63,872
Long-term debt and obligations under capital leases, excluding current maturities	75,402	29,989
Other liabilities	21,845	20,566
Minority interest	2,808	1,321
Stockholders’ equity	377,376	334,677

Total liabilities and stockholders’ equity	$560,616	$450,884

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2008	2007	vs LY

Restaurant openings
Company	6	10	(4)
Franchise	0	0	0
Total	6	10	(4)

Restaurant closures
Company	(1)	0	(1)
Franchise	0	0	0
Total	(1)	0	(1)

Restaurants open at the end of the quarter
Company	209	173	36
Franchise	81	88	(7)
Total	290	261	29

Company-owned restaurants
Restaurant sales	$208,601	$175,444	18.9%
Store weeks	2,667	2,161	23.4%
Comparable restaurant sales growth (1)	(1.2)%	0.9%
Average unit volume (2)	$1,019	$1,048	(2.8)%

Restaurant costs (as a % of restaurant sales)
Cost of sales	35.3%	34.8%	45	bps
Labor	28.0%	27.5%	49	bps
Rent	1.6%	1.6%	(1	)bps
Other operating	15.9%	15.9%	4	bps
Total	80.8%	79.8%	97	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,612	$2,893	(9.7)%
Store weeks	1,053	1,144	(8.0)%
Comparable restaurant sales growth (1)	(2.8)%	0.6%
Average unit volume (2)	$960	$989	(2.9)%

Pre-opening expense	$2,826	$3,584	(21.1)%

Depreciation and amortization	$8,546	$6,645	28.6%
As a % of revenue	4.0%	3.7%	32	bps

General and administrative expenses	$9,871	$8,337	18.4%
As a % of revenue	4.7%	4.7%	(0	)bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.  For comparative purposes, average unit volume for Q1 2007 was adjusted to reflect restaurant sales of the nine acquired franchise stores as part of Company-owned restaurants average unit volume and were excluded from franchise-owned restaurants average unit volume.

NM - not meaningful

Amounts may not foot due to rounding.